Exhibit 5.1

2727 NORTH HARWOOD STREET • DALLAS, TEXAS 75201.1515

TELEPHONE: +1.214.220.3939 • JONESDAY.COM

June 15, 2022

Parker-Hannifin Corporation

6035 Parkland Boulevard

Cleveland, Ohio 44124-4141

Re:	$1,400,000,000 of 3.650% Senior Notes due 2024;

$1,200,000,000 of 4.250% Senior Notes due 2027; and

$1,000,000,000 of 4.500% Senior Notes due 2029 of

Parker-Hannifin Corporation

Ladies and Gentlemen:

We are acting as counsel for Parker-Hannifin Corporation, an Ohio corporation (the “Company”), in connection with the issuance and sale of $1,400,000,000 aggregate principal amount of the Company’s 3.650% Senior Notes due 2024 (the “2024 Notes”), $1,200,000,000 aggregate principal amount of the Company’s 4.250% Senior Notes due 2027 (the “2027 Notes”) and $1,000,000,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes and 2027 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated as of June 6, 2022 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC, acting as representatives (in such capacity, the “Representatives”) of the several underwriters named therein. The Notes are being issued under an Indenture, dated May 3, 1996 (the “Base Indenture”), between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association, as successor to National City Bank), as trustee (the “Base Trustee”), as amended and supplemented by the First Supplemental Indenture relating to the 2024 Notes, dated June 15, 2022 (the “First Supplemental Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as series trustee (the “Series Trustee”), the Second Supplemental Indenture relating to the 2027 Notes, dated June 15, 2022 (the “Second Supplemental Indenture”), between the Company and the Series Trustee, and the Third Supplemental Indenture relating to the 2029 Notes, dated June 15, 2022 (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), between the Company and the Series Trustee.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

Parker-Hannifin Corporation June 15, 2022 Page 2

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For purposes of the opinion expressed herein, we have assumed that (i) each of the Base Trustee and the Series Trustee has authorized, executed and delivered the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture or the Third Supplemental Indenture, as applicable, (ii) the Notes have been duly authenticated by the Series Trustee in accordance with the terms of the Indenture and (iii) each of the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture is the valid, binding and enforceable obligation of the Base Trustee or the Series Trustee, as applicable.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York and the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (File No. 333-236292) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day